EXHIBITS 5.1 AND 23.2
OPINION OF PEARLMAN SCHNEIDER, LLP

PEARLMAN SCHNEIDER LLP
Attorneys-at-Law

2200 Corporate Boulevard, N.W., Suite 210
Boca Raton, Florida 33431-7307

Telephone
James M. Schneider, Esq.	(561) 362-9595
Charles B. Pearlman, Esq.	Facsimile
Brian A. Pearlman, Esq.	(561) 362-9612

August 27, 2012

Sunwin Stevia International, Inc.
6 Shengwang Avenue
Qufu, Shandong, China

Re:	Registration Statement on Form S-8 (the "Registration Statement")
Sunwin Stevia International, Inc., a Nevada corporation (the "Company")
Sunwin Stevia International, Inc. 2012 Equity Compensation Plan (the "Plan")

Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission ("Commission") with respect to the registration by the Company and the resale of an aggregate of 10,000,000 shares of common stock, $0.001 par value per share of the Company (the "Shares").  The Shares are covered by the Registration Statement and consist of 10,000,000 shares issuable pursuant to the Plan.

In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Company's Articles of Incorporation, as amended, and By-Laws, the Plan and various other agreements and option awards, corporate minutes provided to us by the Company and such other documents and instruments as we deemed necessary.  In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies.  In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Subject to and in reliance upon the foregoing, we are of the opinion that the Shares to be issued as restricted stock grants and/or upon exercise of options granted and to be granted under the Plan, when issued in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by or the laws of any jurisdiction other than the Nevada Revised Statutes, the laws of the State of Nevada and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Commission.

Very truly yours,

/s/ Pearlman Schneider LLP
Pearlman Schneider LLP